                                                                 EXHIBIT 10.30.5




                      AMENDED AND RESTATED CREDIT AGREEMENT


                  THIS AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of September 27, 1996, by and between DATUM INC., a Delaware corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

                                    RECITALS

                  A. Borrower and Bank have executed and entered into a Credit Agreement dated as of December 16, 1994, which Credit Agreement heretofore has been amended from time to time, including amendments evidenced by (i) that certain First Amendment to Credit Agreement dated as of August 31, 1995, (ii) that certain Second Amendment to Credit Agreement dated as of November 1, 1995,
(iii) that certain Third Amendment to Credit Agreement dated as of March 14, 1996 and (iv) that certain Fourth Amendment to Credit Agreement dated as of June 6, 1996 (as so amended, the "Existing Credit Agreement").

                  B. Pursuant to the Existing Credit Agreement, Borrower has executed and delivered to the order of Bank (i) that certain Revolving Line of Credit Note dated August 31, 1995 in the original principal amount of up to $14,000,000.00 (the "Prior Line of Credit Note"), (ii) that certain Promissory Note dated March 17, 1995, in the original principal amount of $2,500,000.00 ("Term Note I"), (iii) that certain Promissory Note dated March 17, 1995 in the original principal amount of $2,500,000.00 ("Term Note II"), (iv) that certain Promissory Note dated March 17, 1995 in the original principal amount of $6,000,000.00 ("Term Note III") and (v) that certain Term Commitment Note dated August 31, 1995, in the original principal amount of up to $2,000,000.00 (the "Term Commitment Note"). The Prior Line of Credit Note, Term Note I, Term Note II, Term Note III and Term Commitment Note are collectively referred to herein as the "Existing Notes."

                  C. In connection with the credit accommodations made by Bank pursuant to the Existing Credit Agreement and the Existing Notes, Borrower and its Subsidiaries have executed and delivered to Bank numerous other loan and security documents, including the "Existing Collateral Documents" (as defined below), the "Existing Guaranties" (as defined below), letter of credit agreements and the like. Such documents, together with the Existing Credit Agreement and the Existing Notes are collectively referred to herein as the "Existing Loan Documents."

                  D. The Prior Line of Credit Note is scheduled to mature on October 7, 1996. Borrower has requested, and subject to the terms and conditions contained herein, Bank has agreed to (i) extend the scheduled expiration date of the Line of Credit originally evidenced by the Prior Line of Credit Note to November 1, 1998 (provided that such Line of Credit shall be reduced to $12,000,000), (ii) permit Borrower to issue the Series A Secured Notes and Series B Secured Notes (collectively, the "Prudential Notes") referenced in that certain Note and Warrant Purchase Agreement dated as of September 27, 1996 (the "Prudential Agreement") by and between Borrower and The Prudential Insurance Company of America ("Prudential") and (iii) enter into an intercreditor and collateral agency arrangement with Prudential pursuant to which Bank shall




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
act as collateral agent for and on behalf of itself and the "Noteholders" (as defined below).

                  E. This Agreement is intended by Borrower and Bank as an amendment and restatement of the Existing Credit Agreement as of the "Effective Date" (as defined below). To the extent not repaid on the Effective Date, amounts outstanding under the Prior Line of Credit Note shall be deemed to be outstanding hereunder and evidenced by the "Line of Credit Note" (as defined below). Amounts outstanding under the other Existing Notes shall be repaid in full on or before the Effective Date, such repayment to be made with Borrower's own funds and/or with proceeds obtained in connection with Borrower's issuance of the Prudential Notes.

                  NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:


                                    ARTICLE 1
                         DEFINITIONS AND INTERPRETATION


                  Section 1.1 DEFINED TERMS. The following definitions are in addition to those stated elsewhere in this Agreement:

                  "Advance" means an advance under the Line of Credit.

                  "Austron" means Austron, Inc., a Texas corporation.

                  "Borrowing Base" means, as of any date of determination, an amount determined by Bank with reference to the most recent Borrowing Base Certificate to be equal to the sum of:

                           (a) the Eligible Receivables Component; plus

                           (b) the Eligible Inventory Component, to a maximum of $4,000,000; plus

                           (c) the Equipment Component; plus

                           (d) the Real Property Component; minus

                           (e) the aggregate amount outstanding under the Prudential Notes then secured by Liens on the assets of the Borrowing Base Parties which Liens are of equal priority as the Liens of Bank on such assets;

provided, however, that (i) the aggregate outstanding Advances against the Equipment Component and the Real Property Component (on a combined basis) shall not at any time exceed $6,000,000 and (ii) if on such date the most recent Borrowing Base Certificate is as of a date more than 60 days prior to such date,




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the Borrowing Base shall mean such amount as may be determined by Bank in its sole discretion.

                  "Borrowing Base Certificate" means a borrowing base certificate in the form of Exhibit A, properly completed and executed by an officer of Borrower, on behalf of all of the Borrowing Base Parties.

                  "Borrowing Base Parties" means, for purposes of determining the Borrowing Base and for certain reporting requirements, Borrower, Austron, Efratom and Systems.

                  "Collateral" means all property, real or personal, in which the Collateral Agent, on behalf of Bank, is granted a Lien in accordance with the Intercreditor Agreement, this Agreement and the other Loan Documents.

                  "Collateral Agent" means Wells Fargo Bank, National Association, in its capacity as collateral agent for Bank and the Noteholders pursuant to the Intercreditor Agreement, or any successor collateral agent thereunder.

                  "Credit" means the credit accommodation described in Article 2 hereof.

                  "Efratom" means Efratom Time and Frequency Products, Inc., a Colorado corporation.

                  "Eligible Inventory" means, as of any date of determination, "inventory" (as such term is defined in the California Uniform Commercial Code) of the Borrowing Base Parties, excluding the following:

                           (a) inventory that is not wholly-owned by one or more of the Borrowing Base Parties free and clear of all Liens and claims other than Liens in favor of the Collateral Agent on behalf of Bank;

                           (b) inventory that is not located at locations with respect to which all actions necessary to perfect the Collateral Agent's Liens on such inventory have been taken or completed (or which is in transit via common carrier from any such location to another such location);

                           (c) inventory that is not held for sale or use in the ordinary course of a Borrowing Base Party's business or is not of good and merchantable quality;

                           (d) inventory that Bank has determined to be damaged, defective, obsolete, unsalable, slow-moving or otherwise unfit for use;

                           (e) inventory consisting of work-in-process, packaging materials, bags, boxes, capitalized freight and handling costs or supplies and discontinued inventory;

                           (f) inventory covered by negotiable documents of title that have not been delivered to Bank in pledge;

                           (g) inventory that has been placed on consignment;
         and




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                           (h) inventory that has otherwise been deemed by Bank
         (in its sole discretion) to be ineligible for purposes of computation of the Eligible Inventory Component of the Borrowing Base.

                  "Eligible Inventory Component" means, in calculating the Borrowing Base, twenty-five percent (25%) of the aggregate value of the Borrowing Base Parties' then existing Eligible Inventory (as determined by Bank based on such reports and collateral audits as Bank may require or otherwise obtain), with value in each instance defined as the lower of cost or market value, with cost values to be determined on a "direct cost" rather than an "allocated cost" basis.

                  "Eligible Receivables" means, as of any date of determination, accounts receivable of the Borrowing Base Parties as to which the Collateral Agent, on behalf of Bank, holds a first priority perfected Lien, provided that such accounts receivable have been created in the ordinary course of business of such Borrowing Base Parties, as applicable, and shall not include:

                           (a) any account which is past due more than twice the applicable Borrowing Base Party's standard selling terms, except with respect to any account for which a Borrowing Base Party has provided extended payment terms not to exceed one hundred eighty (180) days, any such account which is more than thirty (30) days past due;

                           (b) any account with respect to which payment is or may be contingent or conditional in any respect;

                           (c) any account for which there exists any right of setoff, defense or discount (except regular discounts allowed in the ordinary course of business to promote prompt payment) or for which any defense or counterclaim has been asserted;

                           (d) to the extent such accounts exceed ten percent (10%) of the Borrowing Base Parties' total Eligible Receivables, accounts representing obligations of state or municipal governments or of the United States government or political subdivisions thereof unless such accounts represent obligations of the United States government and Bank's forms N-138 and N-139 have been duly executed and acknowledged with respect thereto;

                           (e) to the extent such accounts exceed five percent (5%) of the Borrowing Base Parties' total Eligible Receivables, accounts representing obligations of account debtors located in foreign countries, except to the extent any such account, in Bank's determination, is supported by a letter of credit or insured under a policy of foreign credit insurance, in each case in form, substance and issued by a party acceptable to Bank;

                           (f) any account which arises from the sale or lease to or performance of services for, or represents an obligation of, an employee, affiliate, partner, member, parent or Subsidiary of any Borrowing Base Party;




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                           (g) that portion of any account which represents
         interim or progress billings or retention rights on the part of the account debtor;

                           (h) any account which represents an obligation of any account debtor when twenty percent (20%) or more of the combined accounts owing from such account debtor to the Borrowing Base Parties are not eligible pursuant to item (a) above;

                           (i) that portion of any account from an account debtor other than Lucent Technologies Inc. (successor to AT&T Corp.) ("Lucent") which represents the amount by which the Borrowing Base Parties' total accounts from said account debtor on a combined basis exceeds twenty-five percent (25%) of the Borrowing Base Parties' total accounts on a combined basis; that portion of any account from Lucent which represents the amount by which the Borrowing Base Parties' total accounts from Lucent exceeds thirty-five percent (35%) of the Borrowing Base Parties' total accounts on a combined basis; and/or

                           (j) any account deemed ineligible by Bank when Bank, in its sole discretion, deems the creditworthiness or financial condition of the account debtor, or the industry in which the account debtor is engaged, to be unsatisfactory.

                  "Eligible Receivables Component" means, in calculating the Borrowing Base (but subject to Section 2.1(b)), eighty percent (80%) of the aggregate book value of the Borrowing Base Parties' then existing Eligible Receivables, as determined by Bank upon receipt and review of such collateral reports and other documents as Bank may require.

                  "Equipment Component" means, in calculating the Borrowing Base, eighty percent (80%) of the orderly liquidation value of the Borrowing Base Parties' equipment and other fixed assets (other than the Real Property Collateral) as to which the Collateral Agent, on behalf of Bank, has a first priority perfected Lien, with such value determined by Bank upon receipt and review of such collateral reports, appraisals, audits and other documents as Bank may require from time to time.

                  "Existing Collateral Documents" means, collectively, the Existing Security Agreements, Tozer Road Mortgage Documents, and Vision Drive Mortgage, in each case as the same may from time to time have been amended, supplemented, restated or otherwise modified.

                  "Existing Guaranties" means, collectively, the continuing guaranties heretofore executed and delivered by Austron, Efratom and Systems to Bank for the purpose of guarantying Borrower's obligations under the Existing Credit Agreement and Existing Notes.

                  "Existing Letter of Credit" means the existing Letter of Credit described in Section 2.1(d).

                  "Existing Security Agreements" means, collectively, the security agreements, pledge agreements, assignments, UCC-1 financing statements, fixture filings, consents and other collateral security documents heretofore executed and



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delivered to Bank in connection with the Existing Credit Agreement granting
Liens to Bank, or perfecting, effecting, facilitating, consenting to, providing notice of, or otherwise evidencing such Liens, in each case as the same may have been amended, supplemented, restated or otherwise modified.

                  "Guarantors" means, collectively, Austron, Efratom, Systems and any other person or entity which at any time furnishes Bank (or Collateral Agent, on Bank's behalf) with a guaranty in accordance with this Agreement.

                  "Junior Secured Obligations" shall have the meaning specified for such term in the Intercreditor Agreement.

                  "Intercreditor Agreement" means the Intercreditor and Collateral Agency Agreement of even date herewith by and among the Noteholders, Bank, Collateral Agent and Borrower, either as originally executed or as the same may from time to time be amended, restated or otherwise modified.

                  "Letter of Credit" or "Letters of Credit" means any one or more of the standby letters of credit described in Section 2.1(d).

                  "Leverage Ratio" shall have the meaning specified for such term in Section 5.9(b).

                  "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, affecting any property, including any agreement to grant any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature of a security interest, and/or the filing of or agreement to give any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the Uniform Commercial Code or comparable law of any jurisdiction with respect to any property.

                  "Line of Credit" means the revolving line of credit described in Section 2.1(a).

                  "Line of Credit Note" means the promissory note described in
Section 2.1(a).

                  "Line of Credit Termination Date" means November 1, 1998.

                  "Loan Documents" shall have the meaning set forth for such term in Section 3.2.

                  "Loan Party" means Borrower, Austron, Efratom, Systems, any other Guarantor, any other person or entity which at any applicable time furnishes Bank with any Collateral and any other person or entity which at any applicable time becomes a party to any of the Loan Documents.

                  "Noteholders" means, collectively and as of any date of determination, the holders of the Prudential Notes as of such date.




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                  "Opinion of Counsel" means the favorable written legal opinion of Stradling, Yocca, Carlson & Rauth, counsel to the Loan Parties, substantially in the form of Exhibit B, together with copies of all factual certificates and legal opinions upon which such counsel has relied.

                  "Real Property Collateral" means, as of any date of determination, the real property owned by the Borrowing Base Parties in which the Collateral Agent, on behalf of Bank, has a first priority perfected Lien. As of the Effective Date, the Real Property Collateral consists solely of the Tozer Road Property and the Vision Drive Property.

                  "Real Property Component" means, in calculating the Borrowing Base, seventy-five percent (75%) of the appraised value of the Real Property Collateral as determined from time to time by Bank in its sole judgment.

                  "Subsidiary" means any corporation fifty percent (50%) or more of whose securities having ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) are at any applicable time owned, directly or indirectly, by Borrower and/or one or more Subsidiaries.

                  "Systems" means Frequency & Time Systems, Inc., a Delaware corporation.

                  "Tozer Road Mortgage Documents" means, collectively, (a) the Mortgage Deed and Security Agreement dated March 17, 1995, executed by Systems in favor of Bank and recorded April 21, 1995 in Book 12992, Page 70, with the Essex South Registry of Deeds, Essex County, Massachusetts, and filed as Document No. 307740 with the Essex South Registry District of the Land Court, Essex County, Massachusetts and (b) the Collateral Assignment of Leases and Rents dated March 17, 1995, executed by Systems in favor of Bank and recorded April 21, 1995, in Book 12992, Page 89, with the Essex South Registry of Deeds, Essex County, Massachusetts, and filed as Document No. 307741 with Essex South Registry District of the Land Court, Essex County, Massachusetts.

                  "Tozer Road Real Property" means that certain real property owned by Systems located in the City of Beverly, County of Essex, State of Massachusetts, more particularly described in Exhibit A to the Tozer Road Mortgage.

                  "Vision Drive Mortgage" means that certain Deed of Trust, Assignment of Rents and Security Agreement dated March 17, 1995, executed by Austron in favor of Bank and recorded March 20, 1995, in the real property records of Travis County, Texas in Volume 12397, Page 1130.

                  "Vision Drive Real Property" means that certain real property owned by Austron located in the City of Pflugerville, County of Travis, State of Texas, more particularly described in Exhibit A to the Vision Drive Mortgage.

                  Section 1.2 SINGULAR AND PLURAL TERMS. Any defined term used in the plural in any Loan Document shall refer to all members of the relevant


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class and any defined term used in the singular shall refer to any number of the members of the relevant class.

                  Section 1.3 ACCOUNTING PRINCIPLES. Any accounting term used and not specifically defined in any Loan Document shall be construed in conformity with, and all financial data required to be submitted under any Loan Document shall be prepared in conformity with, generally accepted accounting principles applied on a consistent basis.

                  Section 1.4 EXHIBITS INCORPORATED. All exhibits to this Agreement, as now existing and as the same may from time to time be modified, are incorporated herein by this reference.

                  Section 1.5 REFERENCES. Any reference to any Loan Document or other document shall include such document both as originally executed and as it may from time to time be supplemented, modified, amended, restated or extended. References herein to Articles, Sections and Exhibits shall be construed as references to this Agreement unless a different document is named. References to subparagraphs shall be construed as references to the same Section in which the reference appears.

                  Section 1.6 OTHER TERMS. The term "document" is used in its broadest sense and encompasses agreements, certificates, opinions, consents, instruments and other written material of every kind. The terms "including" and "include" mean "including (include) without limitation." The requirement that any party "deliver" any item to another party shall be construed to require that the first party "deliver or cause to be delivered" such item to the second party. The term "any," as a modifier to any noun, shall be construed to mean "any and/or all" preceding the same noun in the plural. The terms "modify" and "modification," when used with reference to any document or obligation, include amendments, supplements, renewals, extensions, waivers, terminations and other modifications of every kind. The terms "law" and "laws," unless otherwise modified, mean, collectively, all federal, state and local laws, rules, regulations, codes and administrative and judicial precedents. The terms "herein," "hereunder" and other similar compounds of the word "here" refer to the entire document in which the term appears and not to any particular provision or section of the document. This Section 1.6 shall apply to all of the Loan Documents.

                  Section 1.7 HEADINGS. Article and section headings are included in the Loan Documents for convenience of reference only and shall not be used in construing the Loan Documents.

                                    ARTICLE 2
                                   THE CREDIT

         Section 2.1  LINE OF CREDIT.

                  (a) Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make Advances to Borrower from time to time up to and including the Line of Credit Termination Date, not to exceed at any time the aggregate principal amount of Twelve Million and No/100 Dollars ($12,000,000.00) ("Line of Credit"), the proceeds of which shall be used for




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general working capital purposes. Borrower's obligation to repay Advances under the Line of Credit shall be evidenced by a promissory note substantially in the form of Exhibit C attached hereto ("Line of Credit Note"), all terms of which are incorporated herein by this reference.

                  (b) Limitation on Borrowings. Notwithstanding any other provision of this Agreement, the aggregate amount of all outstanding borrowings under the Line of Credit shall at no time exceed the Borrowing Base as determined by Bank. In that regard, Borrower acknowledges and agrees that Bank may from time to time, in its sole and absolute discretion (i) establish such reserves against the various components of the Borrowing Base as Bank deems necessary and proper and (ii) increase or decrease the percentages applicable to each of the Borrowing Base components. Without in any way limiting the foregoing, Borrower acknowledges that the advance rate against Eligible Receivables was established by Bank with the understanding that, among other items, the aggregate of all returns, rebates, discounts, credits and allowances for the immediately preceding three (3) months at all times shall be less than five percent (5%) of the Borrowing Base Parties' aggregate gross sales for said period. If such dilution of such accounts of the Borrowing Base Parties' for the immediately three (3) months at any time exceeds five percent (5%) of the Borrowing Base Parties' aggregate gross sales for said period, or if there at any time exists any other matter, event, condition or contingency that Bank reasonably believes may affect payment of any portion of the Borrowing Base Parties' accounts, Bank, in its sole discretion, may reduce said advance rate to a percentage appropriate to reflect such additional dilution and/or establish additional reserves against the Borrowing Base Parties' Eligible Receivables.

                  (c) Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided, however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

                  (d) Letter of Credit Subfeature.

                         (i) As a subfeature under the Line of Credit, Bank
                  agrees from time to time up to and including the Line of Credit Termination Date to issue standby letters of credit for the account of Borrower (each, a "Letter of Credit" and collectively, "Letters of Credit"); provided, however, that the form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion, and provided further, that the aggregate undrawn amount of all outstanding Letters of Credit under this subfeature shall not at any time exceed Two Hundred Fifty Thousand Dollars ($250,000.00). Each Letter of Credit shall be issued for a term not to exceed three hundred sixty-five (365) days, as designated by Borrower; provided, however, that no Letter of Credit under this subfeature shall have an expiration date subsequent to May 1, 1999 unless otherwise approved by Bank.

                         (ii) The undrawn amount of all Letters of Credit under
                  this subfeature shall be reserved under the Line of Credit and shall not be available for Advances thereunder. Each Letter of Credit shall be




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
                  subject to the additional terms and conditions of the Letter of Credit Agreement and related documents, if any, required by Bank in connection with the issuance of such Letter of Credit (each individually, a "Letter of Credit Agreement" and collectively, "Letter of Credit Agreements"). Each draft paid by Bank under a Letter of Credit under this subfeature (including under the "Existing Letters of Credit", as such term is defined below) shall be deemed an Advance under the Line of Credit and shall repaid in accordance with the terms and conditions of this Agreement applicable to such Advances; provided, however, that if the Line of Credit is not available, for any reason whatsoever, at the time any draft is paid by Bank, or if Advances are not available under the Line of Credit at such time due to any limitation on borrowings set forth herein, then the full amount of such draft shall be immediately due and payable, together with interest thereon, from the date such amount is paid by Bank to the date such amount is fully repaid by Borrower at the rate of interest applicable to Advances under the Line of Credit. In such event Borrower agrees that Bank, in its sole discretion, may debit any demand deposit account maintained by Borrower with Bank for the amount of any draft. As of September 27, 1996, there is a Letter of Credit outstanding in the face amount of One Hundred Twenty-Two Thousand Six Hundred Twenty Dollars ($122,620.00) in favor of Telstra Corporation Ltd. (the "Existing Letter of Credit"); however, there are no outstanding drafts or Advances paid under this subfeature by Bank. The face amount of the Existing Letter of Credit shall be deemed to be outstanding under this subfeature subject to all terms and conditions applicable hereto.

         Section 2.2  INTEREST/FEES.

                  (a) Interest. The outstanding principal balance of the Line of Credit shall bear interest at the rate of interest set forth in the Line of Credit Note.

                  (b) Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in the Line of Credit Note.

                  (c) Loan Fee. On or before the Effective Date, Borrower shall pay to Bank a non-refundable loan fee of $30,000.00.

                  (d) Unused Commitment Fee. From the Effective Date, Borrower shall pay to Bank a commitment fee equal to one-quarter percent (0.250%) per annum times the average daily unused portion of the Line of Credit, provided however, that the foregoing percentage shall be reduced to one-eighth percent (0.125%) if Borrower's Leverage Ratio shall be less than 0.50 to 1.00 as of the last day of any fiscal quarter ending after the Effective Date. Such commitment fee shall be payable quarterly in arrears on the last day of each calendar quarter and on the Maturity Date.

                  (e) Letter of Credit Fees. Borrower shall pay to Bank fees upon the issuance of each Letter of Credit, upon the payment or negotiation by Bank of each draft under any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including the transfer, amendment or




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
cancellation of any Letter of Credit) determined in accordance with Bank's standard fees and charges then in effect for such activity.

         Section 2.3 COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all principal, interest and fees due under the Line of Credit by charging Borrower's demand deposit account number 4643-084544 with Bank, or any other demand deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such demand deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

         Section 2.4 FAILURE TO CHARGE NOT SUBSEQUENT WAIVER. Any decision by Bank not to require payment of any interest (including default interest), fee, cost or other amount payable under any "Loan Document" (as defined below) upon any occasion shall in no way limit or be deemed a waiver of Bank's right to require full payment of any interest (including default interest), fee, cost or other amount payable under any Loan Document on any other or subsequent occasion.

         Section 2.5 COLLATERAL.

                  (a) Borrower Collateral. As security for all indebtedness of Borrower to Bank under this Agreement and the other Loan Documents, Borrower hereby grants to the Collateral Agent, on behalf of Bank, Liens of first priority in all Borrower's personal property, including all accounts, rights to payment, general intangibles (including patents and patent applications), chattel paper, deposit accounts, instruments, documents, inventory, equipment, furniture, fixtures and products and proceeds of all of the foregoing.

                  (b) Subsidiary Collateral. As further security for all indebtedness of Borrower to Bank under this Agreement and the other Loan Documents, Borrower shall cause:

                         (i) Austron, Efratom and Systems to grant to the
                  Collateral Agent, on behalf of Bank, Liens of first priority in all of their respective personal property including all accounts, rights to payment, general intangibles (including patents and patent applications), chattel paper, deposit accounts, instruments, inventory, equipment, furniture, fixtures and products and proceeds of all of the foregoing;

                         (ii) Austron to grant to the Collateral Agent, on
                  behalf of Bank, a Lien of not less than first priority on the Vision Drive Real Property; and

                         (iii) Systems to grant to the Collateral Agent, on
                  behalf of Bank, a Lien of not less than first priority on the Tozer Road Real Property.

                  (c) Documentation; Reimbursement of Costs. All of the foregoing shall be evidenced by and subject to the terms of such deeds of trust, mortgages, security agreements, pledge agreements, assignments, financing statements and other documents as the Collateral Agent and Bank shall reasonably require, all in form and substance satisfactory to the Collateral Agent and Bank. Borrower shall




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reimburse the Collateral Agent and Bank immediately upon demand for all costs and expenses incurred by the Collateral Agent and Bank in connection with any of the foregoing security, including filing and recording fees and costs of appraisals, audits and title insurance.

         Section 2.6 GUARANTIES. All indebtedness of Borrower to Bank under this Agreement and the other Loan Documents, shall be guaranteed by each of the Guarantors, as evidenced by and subject to the terms of one or more guaranties in form and substance satisfactory to Bank.

         Section 2.7 SUBORDINATION OF DEBT. All obligations of Borrower to the Noteholders with respect to the Series B Prudential Notes, shall be subordinated in right of repayment to all obligations of Borrower to Bank, as evidenced by and subject to the terms of subordination documents in form and substance satisfactory to Bank.

         Section 2.8. LOAN ADMINISTRATION. From and after the Effective Date, Bank may establish certain procedures and administrative requirements to be satisfied from time to time by Borrower in connection with Borrower's requests for Advances and the issuance of Letters of Credit under the Line of Credit. Such procedures may include the periodic submission of information not otherwise described herein. In connection with the foregoing and, in particular, with respect to the periodic calculation of the Borrowing Base and the various components thereof, Borrower acknowledges that Bank may conduct periodic audits and appraisals of the Collateral, at such intervals as Bank may reasonably require and that such audits and appraisals may be performed by employees of Bank or by independent parties. The costs and expenses of such loan monitoring and administration, including audits and appraisals, shall be reimbursed by Borrower upon demand by Bank.


                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

                  Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

         Section 3.1 LEGAL STATUS. Borrower is a corporation, duly organized and existing and in good standing under the laws of the State of Delaware, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower. Austron, Efratom and Systems are corporations, duly organized and existing and in good standing under the laws of their state of incorporation, and are qualified or licensed to do business (and are in good standing as foreign corporations, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on any of them.

         Section 3.2 AUTHORIZATION AND VALIDITY. This Agreement, the Line of Credit Note, and each other document, contract and instrument required hereby or at any time hereafter delivered to Bank, or to the Collateral Agent on behalf of Bank, in connection herewith (collectively and, in each case either as originally executed or as the same may from time to time be amended, supplemented, restated or otherwise modified, the "Loan Documents") have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the other Loan Party which executes the same, enforceable in accordance with their respective terms.

         Section 3.3 NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation or By-Laws or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound. The execution, delivery and performance by each other Loan Party of each of the Loan Documents to which it may be a party do not violate any provision of any law or regulation, or contravene any provision of any formation document of any Loan Party, or result in a breach or constitute a default under any contract, obligation, indenture or other instrument to which any Loan Party is a party or by which any Loan Party may be bound.

         Section 3.4 LITIGATION. There are no pending, or to the best of Borrower's knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower or any other Loan Party other than those disclosed by Borrower to Bank in writing prior to the date hereof.

         Section 3.5 CORRECTNESS OF FINANCIAL STATEMENT. The consolidated financial statement of Borrower and its Subsidiaries dated June 30, 1996, a true copy of which has been delivered by Borrower to Bank prior to the date hereof,
(a) is complete and correct and presents fairly the financial condition of Borrower and its Subsidiaries, (b) discloses all liabilities of Borrower and its Subsidiaries that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) has been prepared in accordance with generally accepted accounting principles consistently applied. Since the date of such financial statement there has been no material adverse change in the financial condition of Borrower and its Subsidiaries, nor has Borrower or any Subsidiary of Borrower mortgaged, pledged, granted a Lien in or otherwise encumbered any of its assets or properties except (i) in favor of Bank, (ii) pursuant to the terms and conditions of the Prudential Agreement or (iii) as otherwise permitted by Bank in writing.

         Section 3.6 INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its or any other Loan Party's income tax payable with respect to any year.

         Section 3.7 NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower or any other Loan Party is a party or by which Borrower or any other Loan Party may be bound that requires the subordination in right of payment of any of Borrower's or such Loan Party's obligations subject to this Agreement to any other obligation of Borrower or any other Loan Party.

         Section 3.8 PERMITS, FRANCHISES. Borrower and each other Loan Party possess, and will hereafter possess, all permits, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable each of them to conduct the business in which they are now engaged in compliance with applicable law, and without conflict with the rights of others.

         Section 3.9 ERISA. Borrower and each other Loan Party are in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time ("ERISA"); neither Borrower nor any other Loan Party has violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by any of them (each, a "Plan"); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower or any other Loan Party; Borrower and each Loan Party have met their minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

         Section 3.10 OTHER OBLIGATIONS. Neither Borrower nor any other Loan Party is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

         Section 3.11 DIVISIONS, TRADE NAMES, ETC. Schedule 3.11 to this Agreement sets forth all trade names and trade styles (including all so-called "divisions") used by Borrower or any of its Subsidiaries at any time within the five (5) year period ending on the date of this Agreement.

         Section 3.12 ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower and each other Loan Party are in compliance in all material respects with all applicable Federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower's operations and/or properties, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, the Federal Toxic Substances Control Act and the California Health and Safety Code, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower or any other Loan Party is the subject of any Federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Neither Borrower nor any other Loan Party has any material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

                                    ARTICLE 4
                                   CONDITIONS

         Section 4.1 CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to grant any credit contemplated by this Agreement is subject to the fulfillment to Bank's satisfaction of all of the following conditions on or before September 27, 1996 (with the date all such conditions are satisfied (or waived by Bank in writing) being the "Effective Date"):

                  (a) Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank's counsel.

                  (b) Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

                           (i) This Agreement and the Line of Credit Note.

                           (ii) With respect to Letters of Credit, a Letter of Credit Agreement and Fax Agreement.

                           (iii) From each Loan Party, such assignments of, and amendments to, the Existing Collateral Documents as Bank or the Collateral Agent may require, pursuant to which, among other things, the Collateral Agent shall be assigned the secured party's interest thereunder to act as collateral agent for and on behalf of Bank and the Noteholders.

                           (iv) Without limiting the foregoing subsection (iii), assignments and amendments of the Tozer Road Mortgage Documents and the Vision Drive Mortgage, in each case in form suitable for recording in the applicable county records, pursuant to which, among other things, the Collateral Agent shall be assigned the lienholder's interest thereunder to act as collateral agent for and on behalf of Bank and the Noteholders.

                           (v) Such UCC-1 financing statements and UCC-2 financing statement amendments as Bank or the Collateral Agent may require.

                           (vi) A deposit account agreement executed by Borrower and each financial institution (other than Bank) with whom any Loan Party maintains depository relationships.

                           (vii) An Amended, Restated and Consolidated Guaranty executed by each Guarantor.

                           (viii) Policies of title insurance (or endorsements to existing title insurance policies, if available) insuring the continued priority of the Liens granted Bank on the Tozer Road Real Property and the Vision Drive Real Property (as such Liens are assigned to the Collateral Agent in connection herewith) after giving effect to recordation of the assignments and amendments described in subsection
         (iv) above.

                           (ix) With respect to each Loan Party, such documentation as Bank may require to establish the due organization, valid existence and good standing of such parties, their qualification to engage in business in each jurisdiction in which they are engaged in business or required to be so qualified, their authority to execute, deliver and perform any Loan Documents to which they are a party, and the identity, authority and capacity of each responsible official thereof authorized to act on their behalf, including certified copies of articles of incorporation and amendments thereto, bylaws and amendments thereto, certificates of good standing and/or qualifications to engage in business, certified corporate resolutions, incumbency certificates, certificates of responsible officials, and the like.

                           (x) The Opinion of Counsel.

                           (xi) Such other certificates, documents, instruments, consents and opinions as Bank or the Collateral Agent may require.

                  (c) Delivery of Pledged Collateral. Each applicable Loan Party shall have delivered, or caused to be delivered, to the Collateral Agent, on behalf of Bank, all Collateral pledged to the Collateral Agent pursuant to the Loan Documents, including any and all capital stock required to be pledged to the Collateral Agent according to the terms of the Loan Documents, together with executed stock powers (in blank) relating thereto.

                  (d) Recordation of Assignments Documents. The assignments and amendments described in subsection (b)(iv) above shall have been recorded in the applicable real estate records where the Real Property Collateral is located and any financing statements or amendments to financing statements shall have been recorded or filed, as appropriate, where required to perfect the Collateral Agent's Liens on the Collateral contemplated by the terms hereof and of the other Loan Documents.

                  (e) Financial Condition. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower or any other Loan Party hereunder, nor any material decline, as determined by Bank, in the market value of any Collateral required hereunder or a substantial or material portion of the assets of Borrower or any such other Loan Party.

                  (f) Insurance. Borrower shall have delivered to Bank and the Collateral Agent evidence of insurance coverage on all Loan Party's property, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by the Collateral Agent, with loss payable endorsements (on Form BFU-438) in favor the Collateral Agent, on behalf of Bank.

                  (g) Collateral Audit. Bank shall have completed, at Borrower's cost, a collateral audit and examination from an auditor acceptable to Bank and in form, substance and reflecting collateral values satisfactory to Bank in its sole discretion.

                  (h) No Event of Default. No Event of Default, and no event or act which with the giving of notice or the passage of time or both would constitute an Event of Default, shall have occurred hereunder or under the Existing Credit Agreement.

                  (i) Prudential Transaction. Borrower's issuance of the Prudential Notes shall have been completed pursuant to the Prudential Agreement and otherwise in accordance with all applicable laws, Borrower shall have received not less than $18,000,000 in cash proceeds from the issuance of the Prudential Notes, and the Intercreditor Agreement shall have been executed and delivered by all parties thereto.

                  (j) Bank's Fees. Borrower shall have paid the Collateral Agent's and Bank's costs and expenses as required by this Agreement, including
(i) the estimated fees and disbursements (subject to adjustment upon final accounting of outside counsel to the Collateral Agent and Bank and the allocated costs of the Collateral Agent's and Bank's in-house counsel), and (ii) costs and expenses incurred by the Collateral Agent and Bank in connection with all diligence, appraisals and audits, as well as recording and filing fees related hereto.


                                    ARTICLE 5
                              AFFIRMATIVE COVENANTS

                  Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

         Section 5.1 PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of the Line of Credit at any time exceeds any limitation on borrowings applicable thereto.

         Section 5.2 ACCOUNTING RECORDS. Maintain, and cause each other Loan Party to maintain, adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower and of each other Loan Party.

         Section 5.3 FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:

                  (a) As soon as available, but in no event later than 120 days after and as of the end of each fiscal year, (i) the consolidated balance sheet of Borrower and its Subsidiaries as of the end of such fiscal year and the consolidated statements of income, stockholders' equity and cash flows of Borrower and its Subsidiaries for such fiscal year, and (ii) consolidating balance sheets and statements of income and cash flows, in each case as at the end of and for such fiscal year, all in reasonable detail, and presented in a manner comparing such financial statements to corresponding figures from the preceding annual financial statements. Such financial statements shall be prepared in accordance with generally accepted accounting principles, consistently applied, and such consolidated balance sheet and consolidated statements shall be accompanied by a report of independent public accountants of recognized standing selected by Borrower and reasonably satisfactory to Bank, which report shall be prepared in accordance with generally accepted auditing standards as at such date, and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any other qualification or exception determined by Bank to be adverse to the interest of Bank;

                  (b) As soon as available, but in no event later than 45 days after and as of the end of each fiscal quarter, (i) the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal quarter and the consolidated statements of income, stockholders' equity and cash flows of Borrower and its Subsidiaries for the period from the beginning of the fiscal year to the end of such fiscal quarter, and (ii) the consolidating balance sheets and statements of income and cash flows of Borrower and its Subsidiaries as at the end of such fiscal quarter, all in reasonable detail, and presented in a manner comparing such figures for the corresponding period in the preceding fiscal year, and certified by an authorized financial officer of Borrower as fairly presenting the financial condition, results of operations and cash flows of Borrowers and its Subsidiaries in accordance with generally accepted accounting principles, consistently applied, as at such date and for such periods, subject only to normal year-end-accruals and audit adjustments;

                  (c) As soon as available, but in no event later than 15 days after and as of the end of each month, a Borrowing Base Certificate, an inventory collateral report, an aged listing of accounts receivable and accounts payable, and a reconciliation of accounts, and not later than 90 days after and as of the end of each fiscal year end, a list of the names and addresses of all account debtors of each Borrowing Base Party;

                  (d) As soon as available, but in no event later 45 days after and as of the end of each fiscal quarter, a financial statement of each Guarantor, prepared by each Guarantor, to include a balance sheet, income statement, and a statement of cash flows;

                  (e) contemporaneously with each annual and quarterly financial statement of Borrower required hereby, a certificate of the president or chief financial officer of Borrower that said financial statements are accurate and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default;

                  (f) As soon as available, but in no event later than 30 days after the first day of each fiscal year, a budget and projection by fiscal quarter for that fiscal year including projected consolidated and consolidating balance sheets, statements of income and cash flows of Borrowers and its Subsidiaries, all in reasonable detail, and setting forth in each case in comparative form, consolidating and consolidated figures from the corresponding period in the prior fiscal year;

                  (g) Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Borrower may file or be required to with the Securities and Exchange Commission (or any other governmental agency or authority succeeding to the function and operations of the Securities and Exchange Commission);

                  (h) Promptly upon receipt thereof, copies of any audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Borrower or any Subsidiary by independent accounts in connection with the accounts or books of Borrower of any of its Subsidiaries, or any annual, interim or special audit or any of them; and

                  (i) from time to time such other information as Bank may reasonably request.

         Section 5.4 COMPLIANCE. Preserve and maintain, and cause each other Loan Party to preserve and maintain, all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; conduct, and cause each Guarantor to conduct, its business in an orderly and regular manner; and comply, and cause such Guarantor to comply, with the provisions of all documents pursuant to which it is organized and/or which govern its continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to it and/or its business.

         Section 5.5 INSURANCE. Maintain and keep in force, and cause each other Loan Party to maintain and keep in force, insurance of the types and in amounts customarily carried in lines of business similar to that of Borrower and the Guarantors, including but not limited to fire, extended coverage, public liability, flood, property damage and workers' compensation, with all such insurance carried with companies and in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank's request schedules setting forth all insurance then in effect.

         Section 5.6 FACILITIES. Keep, and cause each other Loan Party to keep, all properties useful or necessary to keep its business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

         Section 5.7 TAXES AND OTHER LIABILITIES. Pay and discharge when due, and cause each other Loan Party to pay and discharge when due, any and all indebtedness, obligations, assessments and taxes, both real or personal, including Federal and state income taxes and state and local property taxes and assessments, except such (a) as Borrower or any other Loan Party may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower or any other Loan Party has made provision, to Bank's satisfaction, for eventual payment thereof in the event Borrower or any other Loan Party is obligated to make such payment.

         Section 5.8 LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower or any other Loan Party with a claim in excess of $150,000.00.

         Section 5.9 FINANCIAL CONDITION. Maintain the consolidated financial condition of Borrower and its Subsidiaries as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

                  (a) Current Ratio not at any time less than 2.00 to 1.00, for the period commencing on the Effective Date and ending December 31, 1997 and not at any time less than 2:25 to 1.00 at any time thereafter, with "Current Ratio" defined as total current assets divided by total current liabilities. In calculating the foregoing, outstanding Advances on the Line of Credit and the undrawn amount of all Letters of Credit shall be deemed current liabilities.

                  (b) Leverage Ratio not greater than 1.00 to 1.00, at any time during the period commencing on the Effective Date and ending December 31, 1997 and not greater than 0.75 to 1.00 at any time thereafter, with "Leverage Ratio" defined as Total Liabilities divided by Tangible Net Worth. For purposes of the foregoing, "Total Liabilities" shall mean the aggregate of current liabilities and non-current liabilities less subordinated debt (including Junior Note Obligations) and "Tangible Net Worth" shall mean the aggregate of consolidated stockholders' equity of Borrower and its Subsidiaries plus subordinated debt (including Junior Note Obligations) less any intangible assets.

                  (c) EBDITA Coverage Ratio not less than 2.50 to 1.00 as of each fiscal year end, with "EBDITA" defined as net profit before tax plus interest expense (net of capitalized interest expense), depreciation expense and amortization expense, and with "EBDITA Coverage Ratio", defined as EBDITA divided by the aggregate of total interest expense plus the prior period current maturity of long-term debt and the prior period current maturity of subordinated debt (including Junior Note Obligations). For purposes of the foregoing, outstanding Advances on the Line of Credit and the undrawn amount of Letters of Credit shall be excluded from the computation of current maturity of long-term debt.

         Section 5.10 NOTICE TO BANK. Promptly (but in no event more than five
(5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower or any other Loan Party; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; (d) any termination or cancellation of any insurance policy which Borrower or any other Loan Party is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower's or any other Loan Party's property in excess of an aggregate of $100,000.00; or (e) the acquisition by Borrower or any other Loan Party or any other Loan Party or Subsidiary or other affiliate.

         Section 5.11 FURTHER ASSURANCES. Promptly execute and deliver, or cause to be executed and delivered, the documents described in Schedule 5.11 to this Agreement, and take or cause to be taken such action, and otherwise comply with such obligations, as are specified in Schedule 5.11.

                                    ARTICLE 6
                               NEGATIVE COVENANTS

                  Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without Bank's prior written consent:

         Section 6.1 USE OF FUNDS. Use any of the proceeds of any of the Line of Credit except for the purposes stated in Article 1 hereof.

         Section 6.2 CAPITAL EXPENDITURES. Make, or permit any Guarantor to make, any additional investment in fixed assets in any fiscal year in excess of an aggregate of $4,000,000.00 for Borrowers and all Guarantors combined.

         Section 6.3 LEASE EXPENDITURES. Incur, or permit any Guarantor to incur, operating lease expense in any fiscal year which, in the aggregate, exceeds the consolidated operating lease expense of Borrower and all Guarantors for the previous fiscal year by more than $500,000.00.

         Section 6.4 OTHER INDEBTEDNESS. Create, incur, assume or permit to exist, or permit any other Loan Party to create, incur, assume or permit to exist, any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank,
(b) the indebtedness of Borrower to the Noteholders provided such indebtedness shall not exceed the aggregate principal amount of $18,000,000 at any time outstanding, and (c) any other liabilities of Borrower or any other Loan Party existing as of, and disclosed to Bank prior to, the date hereof.

         Section 6.5 MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with, or permit any other Loan Party to merge into or consolidate with, any other entity; make, or permit any other Loan Party to make, any substantial change in the nature of its business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of its assets except (a) in the ordinary course of its business and (b) any of the foregoing by and among the Loan Parties with one another so long as after giving effect thereto the Liens of the Collateral Agent on any assets affected thereby shall remain in full force and effect and with the same priority as immediately before such action.

         Section 6.6 GUARANTIES. Guarantee or become liable, or permit any other Loan Party to guarantee or become liable, in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Bank or the Collateral Agent on behalf of Bank and the Noteholders.

         Section 6.7 LOANS, ADVANCES, INVESTMENTS. Make, or permit any other Loan Party to make, any loans or advances to or investments in any person or entity, except any of the foregoing existing as of, and disclosed to Bank prior to, the date hereof.

         Section 6.8 PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist, or permit any other Loan Party to mortgage, pledge, grant or permit to exist, a security interest in, or Lien upon, all or any portion of its assets now owned or hereafter acquired, except any of the foregoing (a) in favor of Bank or Collateral Agent on behalf of Bank and the Noteholders or (b) which is existing as of, and disclosed to Bank in writing prior to, the date hereof.

         Section 6.9 DIVIDENDS: DISTRIBUTIONS. Declare or pay, or permit any other Loan Party to declare or pay, any dividend or distribution either in cash, stock or any other property, on Borrower's or such Loan Party's stock now or hereafter outstanding; except for dividends, distributions and redemptions which
(a) are made in compliance with applicable law, (b) are made when no Event of Default exists hereunder, and when no condition, event or act exists which, with the giving of notice or the passage of time, or both, would constitute such an Event of Default, and (c) would not result in an Event of Default hereunder.


                                    ARTICLE 7
                                EVENTS OF DEFAULT

         Section 7.1 The occurrence of any of the following shall constitute an "Event of Default" under this Agreement:

                  (a) Borrower shall fail to pay within five (5) days of when due any principal, interest, fees or other amounts payable under any of the Loan Documents.

                  (b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other Loan Party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

                  (c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of twenty (20) days from its occurrence.

                  (d) Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower or any other Loan Party has incurred any debt or other liability to Bank.

                  (e) Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract or instrument pursuant to which Borrower or any other Loan Party has incurred any debt or other liability to any person or entity, whether such debt or other liability shall be for borrowed money, the purchase or lease of property or the guaranty of any present or future indebtedness for borrowed money or the purchase or lease of property, on its part to be paid and the effect of such default is to cause, or to permit such person or entity to cause, such debt or other liability to become due prior to any stated maturity, provided that the aggregate amount of all such debt and other liabilities as to which such a default shall occur and be continuing exceeds $100,000.00.

                  (f) The filing of a notice of judgment Lien against Borrower or any other Loan Party; or the recording of any abstract of judgment against Borrower or any other Loan Party in any county in which Borrower or such Loan Party has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any other Loan Party; or the entry of a judgment against Borrower or any other Loan Party; provided, however, that such judgments, Liens, levies, writs, executions and other process involve debts of or claims against Borrower or such Loan Party in excess of $100,000.00, individually or in the aggregate, for all such judgments, Liens, levies, writs, executions and other process against Borrower and other Loan Parties combined, and within twenty (20) days after the creation thereof, or at least ten (10) days prior to the date on which any assets could be lawfully sold in satisfaction thereof, such debt or claim is not satisfied but stayed pending appeal and insured against in a manner satisfactory to Bank.

                  (g) Borrower or any other Loan Party shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any other Loan Party shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time ("Bankruptcy Code"), or under any state or Federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or Federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any other Loan Party, or Borrower or any such Loan Party shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any other Loan Party shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any other Loan Party by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or Federal law relating to bankruptcy, reorganization or other relief for debtors.

                  (h) There shall exist or occur any event or condition which Bank in good faith believes impairs, or is substantially likely to impair, the prospect of payment or performance by Borrower or any other Loan Party of its respective obligations under any of the Loan Documents.

                  (i) The dissolution or liquidation of Borrower or any other Loan Party or any of their directors, stockholders or members shall take action seeking to effect the dissolution or liquidation of Borrower or such Loan Party.

                  (j) The sale, transfer, hypothecation, assignment or encumbrance, whether voluntary, involuntary or by operation of law, without Bank's prior written consent, of all or any part of or interest in any Real Property Collateral required hereby.

                  (k) Any default under the Prudential Agreement or under any other document, instrument or agreement executed in connection therewith, which default is not cured within any applicable grace and/or notice period, or which is not waived in writing by the applicable Noteholders.

         Section 7.2 REMEDIES. Upon the occurrence of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank's option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including the right to resort to any or all security for the Line of Credit and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. In addition, Bank shall have no obligation to permit further borrowings hereunder if Borrower fails to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents, notwithstanding that an Event of Default has not yet occurred under
Section 6.1(a) above. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.


                                    ARTICLE 8
                                  MISCELLANEOUS

         Section 8.1 NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

         Section 8.2 NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

                              BORROWER:

                              DATUM INC.
                              9975 Toledo Way
                              Irvine, California 92718-1819
                              Attention: David A. Young
                                          Vice President/Chief Financial Officer
                              Telecopier: (714) 380-8555
                              Telephone:  (714) 470-8800

                              BANK:

                              WELLS FARGO BANK, NATIONAL ASSOCIATION
                              2030 Main Street, Suite 900
                              Irvine, California 92614
                              Attention: Datum Account Officer
                              Telecopier: (714) 261-1830
                              Telephone:  (714) 251-4100

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

         Section 8.3 COSTS, EXPENSES AND ATTORNEYS' FEES. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel), incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank's continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto,
(b) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents and/or the Prior Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents and/or the Prior Loan Documents, including any action for declaratory relief, and including any of the foregoing incurred in connection with any bankruptcy proceeding relating to Borrower or any other Loan Party.

         Section 8.4 SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interest hereunder without Bank's prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to the Line of Credit, Borrower or its business, any other Loan Party or the business of such Loan Party, or any Collateral required hereunder.

         Section 8.5 ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to the Line of Credit and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only by a written instrument executed by each party hereto.

         Section 8.6 NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

         Section 8.7 TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

         Section 8.8 SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

         Section 8.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

         Section 8.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

         Section 8.11 INDEMNITY BY BORROWER. Borrower agrees to indemnify, save and hold harmless Bank and its directors, officers, agents, attorneys and employees (collectively, the "Indemnitees") from and against: (a) Any and all claims, demands, actions or causes of action that are asserted against any Indemnitee if the claim, demand, action or cause of action arises out of or relates to the relationship between Borrower and Bank under any of the Loan Documents or the transactions contemplated thereby; (b) Any and all administrative or investigative proceedings by any governmental agency or authority arising out of or related to any claim, demand, action or cause of action described in clause (a) above; and (c) Any and all liabilities, losses, costs or expenses (including reasonable attorneys' fees and disbursements and other professional services) that any Indemnitee suffers or incurs as a result of the assertion of any of the foregoing; provided that no Indemnitee shall be entitled to indemnification for any loss caused by its own or its employees' or agents' gross negligence or willful misconduct. Each Indemnitee is authorized to employ counsel in enforcing its rights hereunder and in defending against any claim, demand, action, cause of action or administrative or investigative proceeding covered by this Section 8.11; provided that the Indemnitees as a group may retain only one law firm to represent them with respect to any such matter unless there is, under applicable standards of professional conduct, conflict on any significant issue between the positions of any two or more Indemnitee. Any obligation or liability of Borrower to any Indemnitee under this
Section 8.11 shall be and hereby is covered and secured by the Loan Documents and the Collateral referred to in Section 2.5 and shall survive the expiration or termination of this Agreement and the repayment of the Line of Credit and the payment and performance of all other obligations owed to Bank.

         Section 8.12 NONLIABILITY OF BANK. Borrower acknowledges and agrees that:

                  (a) Any inspections of Collateral made by Bank are for purposes of administration of the Line of Credit only and Borrower is not entitled to rely upon the same;

                  (b) By accepting or approving anything required to be observed, performed, fulfilled or given to Bank pursuant to the Loan Documents, including any certificate, financial statement, insurance policy or other document, Bank shall not be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by Bank;

                  (c) The relationship between Borrower and Bank in connection with this Agreement and the other Loan Documents is, and shall at all times remain, solely that of a borrower and lender; Bank shall not under any circumstance be construed to be a partner or joint venturer of Borrower; Bank shall not under any circumstances be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower, or to owe any fiduciary duty to Borrower as a result of the transactions arising under this Agreement and the other Loan Documents; Bank does not undertake or assume any responsibility or duty to Borrower to select, review, inspect, supervise, pass judgment upon or inform Borrower of any matter in connection with its property, any Collateral held by Bank or the operations of Borrower; Borrower shall rely entirely upon its own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by Bank in connection with such matters is solely for the protection of Bank and neither Borrower nor any other person or entity is entitled to rely thereon; and

                  (d) Bank shall not be responsible or liable to any person or entity for any loss, damage, liability or claim of any kind relating to injury or death to persons or damage to property caused by the actions, inaction or negligence of Borrower and Borrower hereby indemnifies and holds Bank harmless from any such loss, damage, liability or claim.

         Section 8.13 FURTHER ASSURANCES. Borrower shall, at its expense and without expense to Bank, do, execute and deliver such further acts and documents as Bank from time to time reasonably requires for the assuring and confirming unto Bank of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document, or for assuring the validity, perfection, priority or enforceability of any Lien under any Loan Document.

         Section 8.14 CONFLICTING PROVISIONS. The provisions of this Agreement are not intended to supersede the provisions of the other Loan Documents but shall be construed as supplemental thereto. However, in the event of any actual irreconcilable conflict between the provisions hereof and any provisions of the other Loan Documents, it is intended that the provisions of this Agreement shall control; provided that the inclusion of provisions in such other Loan Documents which are not addressed in this Agreement shall not be deemed a conflict with this Agreement. The foregoing shall apply with respect to all Loan Documents, whether executed and delivered by Borrower or by any third-party.

         Section 8.15. CONTINUED EXISTING EFFECTIVENESS OF CERTAIN EXISTING LOAN DOCUMENTS. Each of the Existing Loan Documents (other than the Existing Credit Agreement, Existing Notes and any other Existing Loan Document that has been (or will be) expressly superseded, replaced or otherwise restated by a "Loan Document", either as previously executed in connection with a prior amendment or as executed in connection herewith) shall continue in full force and effect and shall, as of the effective date hereof, be deemed to be a "Loan Document" as such term is used and defined in this Agreement.

         Section 8.15  ARBITRATION.

                  (a) Arbitration. Upon the demand of any party, any Dispute shall be resolved by binding arbitration (except as set forth in (e) below) in accordance with the terms of this Agreement. A "Dispute" shall mean any action, dispute, claim or controversy of any kind, whether in contract or tort, statutory or common law, legal or equitable, now existing or hereafter arising under or in connection with, or in any way pertaining to, any of the Loan Documents, or any past, present or future extensions of credit and other activities, transactions or obligations of any kind related directly or indirectly to any of the Loan Documents, including any of the foregoing arising in connection with the exercise of any self-help, ancillary or other remedies pursuant to any of the Loan Documents. Any party may by summary proceedings bring an action in court to compel arbitration of a Dispute. Any party who fails or refuses to submit to arbitration following a lawful demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any Dispute.

                  (b) Governing Rules. Arbitration proceedings shall be administered by the American Arbitration Association ("AAA") or such other administrator as the parties shall mutually agree upon in accordance with the AAA Commercial Arbitration Rules. All Disputes submitted to arbitration shall be resolved in accordance with the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the Loan Documents. The arbitration shall be conducted at a location in California selected by the AAA or other administrator. If there is any inconsistency between the terms hereof and any such rules, the terms and procedures set forth herein shall control. All statutes of limitation applicable to any Dispute shall apply to any arbitration proceeding. All discovery activities shall be expressly limited to matters directly relevant to the Dispute being arbitrated. Judgment upon any award rendered in an arbitration may be entered in any court having jurisdiction; provided however, that nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. Section 91 or any similar applicable state law.

                  (c) No Waiver; Provisional Remedies, Self-Help and Foreclosure. No provision hereof shall limit the right of any party to exercise self-help remedies such as setoff, foreclosure against or sale of any real or personal property Collateral or security, or to obtain provisional or ancillary remedies, including injunctive relief, sequestration, attachment, garnishment or the appointment of a receiver, from a court of competent jurisdiction before, after or during the pendency of any arbitration or other proceeding. The exercise of any such remedy shall not waive the right of any party to compel arbitration or reference hereunder.

                  (d) Arbitrator Qualifications and Powers; Awards. Arbitrators must be active members of the California State Bar or retired judges of the state or federal judiciary of California, with expertise in the substantive laws applicable to the subject matter of the Dispute. Arbitrators are empowered to resolve Disputes by summary rulings in response to motions filed prior to the final arbitration hearing. Arbitrators (i) shall resolve all Disputes in accordance with the substantive law of the state of California, (ii) may grant any remedy or relief that a court of the state of California could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award, and (iii) shall have the power to award recovery of all costs and fees, to impose sanctions and to take such other actions as they deem necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Any Dispute in which the amount in controversy is $5,000,000 or less shall be decided by a single arbitrator who shall not render an award of greater than $5,000,000 (including damages, costs, fees and expenses). By submission to a single arbitrator, each party expressly waives any right or claim to recover more than $5,000,000. Any Dispute in which the amount in controversy exceeds $5,000,000 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.

                  (e) Judicial Review. Notwithstanding anything herein to the contrary, in any arbitration in which the amount in controversy exceeds $25,000,000, the arbitrators shall be required to make specific, written findings of fact and conclusions of law. In such arbitrations (A) the arbitrators shall not have the power to make any award which is not supported by substantial evidence or which is based on legal error, (B) an award shall not be binding upon the parties unless the findings of fact are supported by substantial evidence and the conclusions of law are not erroneous under the substantive law of the state of California, and (C) the parties shall have in addition to the grounds referred to in the Federal Arbitration Act for vacating, modifying or correcting an award the right to judicial review of (1) whether the findings of fact rendered by the arbitrators are supported by substantial evidence, and (2) whether the conclusions of law are erroneous under the substantive law of the state of California. Judgment confirming an award in such a proceeding may be entered only if a court determines the award is supported by substantial evidence and not based on legal error under the substantive law of the state of California.

                  (f) Real Property Collateral; Judicial Reference. Notwithstanding anything herein to the contrary, no Dispute shall be submitted to arbitration if the Dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, Lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, Liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such Dispute is not submitted to arbitration, the Dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA's selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

                  (g) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the Dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business, by applicable law or regulation, or to the extent necessary to exercise any judicial review rights set forth herein. If more than one agreement for arbitration by or between the parties potentially applies to a Dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the Dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

                              DATUM INC., a Delaware corporation


                              By: /s/ Louis B. Horwitz
                                      ------------------------------------------
                                      Louis B. Horwitz, President/Chief
                                      Executive Officer/Chairman of the Board


                              By: /s/ David A. Young
                                      ------------------------------------------
                                      David A. Young, Vice President/Chief
                                      Financial Officer


                              WELLS FARGO BANK, NATIONAL ASSOCIATION


                              By: /s/ Ronald K. Peters
                                      ------------------------------------------
                                      Ronald K. Peters, Vice President

                                  SCHEDULE 3.11

                          DIVISIONS, TRADE NAMES, ETC.


A.   TRADE NAMES AND TRADE STYLES

     Datum Timing
     Bancomm
     Efratom


B.   DIVISIONS

     Bancomm - Timing Division

                                  SCHEDULE 5.11

                               FURTHER ASSURANCES

                  1. Borrower and Bank acknowledge that the deposit account agreements required pursuant to Section 4.1(b)(vi) of this Agreement, although executed by the applicable Loan Parties and the Collateral Agent, have not been executed and delivered by the applicable financial institutions referenced therein. Bank agrees that Borrower may satisfy the condition precedent set forth in Section 4.1(b)(vi) after the Effective Date and Borrower shall be deemed to have satisfied such condition by delivering such deposit account agreements (executed by the applicable depository financial institutions) to the Collateral Agent within fifteen (15) days of the Effective Date.

                  2. Bank agrees that, notwithstanding the condition precedent set forth in Section 4.1(b)(viii) of this Agreement, Borrower may satisfy such condition after the Effective Date and Borrower shall be deemed to have satisfied such condition by causing such policies of title insurance (or endorsements to existing title insurance policies) to be delivered to the Collateral Agent within fifteen (15) days of the Effective Date.

                  3. In addition to the foregoing, Bank agrees that, notwithstanding the condition precedent set forth in Section 4.1(d) of this Agreement, Borrower may satisfy such condition after the Effective Date and Borrower shall be deemed to have satisfied such condition by causing (a) the recordation of the referenced assignments and amendments in the applicable real estate records within fifteen (15) days of the Effective Date and (b) the recordation or filing, as appropriate, of the referenced financing statements and amendments to financing statements within five (5) days of the Effective Date.

                  4. Borrower shall execute and deliver, or obtain and deliver, to the Collateral Agent, within thirty (30) days of the Effective Date, such trademark collateral assignment agreements and related documents as the Collateral Agent may require, in form and substance satisfactory to the Collateral Agent, pursuant to which the Collateral Agent shall be granted a first priority perfected Lien on the registered trademarks and service marks referenced in Schedule 8R to the Prudential Agreement.

                  5. Bank agrees that, notwithstanding the condition precedent set forth in Section 4.1(j) of this Agreement, Borrower may satisfy such condition after the Effective Date and Borrower shall be deemed to have satisfied such condition by paying the referenced costs and expenses of the Collateral Agent and Bank within three (3) days of the Collateral Agent's and/or Bank's demand therefor.

                  6. Borrower and Bank acknowledge and agree that the form of Borrowing Base Certificate to be attached to this Agreement as Exhibit A has not been finalized as of the Effective Date. Borrower and Bank agree to finalize the form of such Borrowing Base Certificate within fifteen (15) days of the Effective Date and, in that regard, Bank agrees to provide Borrower a proposed form of Borrowing Base Certificate within seven (7) days of the Effective Date.